Exhibit 8.1

WHOLLY- OWNED SUBSIDIARIES OF ELBIT VISION SYSTEMS LTD.
(AS OF APRIL 30, 2012)

	Name of Subsidiary	Jurisdiction of Incorporation
1.	Elbit Vision Systems US, Inc.	Delaware, USA
3.	Panoptes Ltd.	Israel